Exhibit 99.1

150 East 58th Street, 20th Floor, New York, NY 10155

Tel: +1 (646) 801-2803 | Fax: +1 (212) 601-2791

www.dgipl.com

iFresh, Inc. Reports Fiscal 2018 Third Quarter Financial Results

NEW YORK, Feb. 14, 2018 -- iFresh, Inc. (“iFresh” or “the Company”) (NASDAQ: IFMK), a leading Asian American grocery supermarket chain and online grocer, today reported unaudited financial results for the third quarter ended December 31, 2017.

Fiscal 2018 Third Quarter Highlights:

•	Total net sales increased $0.9 million, or 3% to $35.9 million, from $34.9 million in the prior year period.

•	Gross profit for the third quarter ended December 31, 2017 increased by 2%, to $7.5 million, compared to $7.4 million in the prior year period.

Mr. Long Deng, Chairman of the board of directors and CEO of iFresh, commented, “We are pleased to see an increase in total net sales in the quarter ended December 31, 2017. We reported a net loss this quarter mainly due to the impact of Hurricane Irma and the additional expenses related to four newly acquired stores, three of which are in the process of being renovated and are not yet generating revenue. In addition, due to the warehouse dispute with the landlord of our Ming’s warehouse, sales have been limited due to the lack of warehouse space.

The rent dispute with the landlord of Ming’s warehouse went to trial and concluded on August 29, 2017 with a jury verdict in favor of the Company. The verdict awarded Ming's damages of almost 2 million dollars, with another $2,250 each month. The verdict is subject to appeal.

We remain committed to driving sales within existing stores and actively pursuing expansion opportunities in strategic geographies. In the quarter ended December 31, 2017, we acquired two new stores, New York Mart CT, Inc. and New York Mart N. Miami Inc. The two stores are expected to open in the first quarter of 2018 after renovation. Once finished, NYM N. Miami will become one of the largest Asian supermarkets in South Florida.

150 East 58th Street, 20th Floor, New York, NY 10155

Tel: +1 (646) 801-2803 | Fax: +1 (212) 601-2791

www.dgipl.com

For the coming Chinese New Year, we are ready to capture opportunities with iFresh’s unique products and integrated supply chain. We look forward to updating you on our performance in the near future,” concluded Mr. Deng.

Third Quarter 2018 Results

Net Sales

For the three months ended December 31, 2017, net sales were $35.9 million, an increase of $0.9 million, or 3%, from $34.9 million for the three months ended December 31, 2016. This was driven by a retail segment net sales increase of 1%, to $28.2 million, from $27.9 million in the third quarter of fiscal 2017, and a wholesale segment net sales increase of $0.7 million, to $7.7 million, from $7.0 million for the three months ended December 31, 2016.

Gross Profit

Gross profit for the third quarter ended December 31, 2017 increased by 2%, to $7.5 million, compared to $7.4 million in the prior year period. Gross margin was 21.0% and 21.2% for the quarter ended December 31, 2017 and 2016, respectively.

Selling, General and Administrative Expenses

SG&A expense was $7.8 million for the three months ended December 31, 2017, compared to $6.5 million in the same period of the last fiscal year, which was mainly attributable to increased payroll expenses and the additional expenses related to four stores acquired in July and October, 2017, three of which are in the process of being renovated and are not yet generating revenue.

Net Income (loss)

Net loss was $0.3 million for the three months ended December 31, 2017, a decrease of $0.9 million, or 146%, from $0.6 million of net income for the three months ended December 31, 2016, mainly attributable to impact of Hurricane Irma, increased general and administrative expenses and higher interest expenses.

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150 East 58th Street, 20th Floor, New York, NY 10155

Tel: +1 (646) 801-2803 | Fax: +1 (212) 601-2791

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Cash, Liquidity and Financial Position

As of December 31, 2017, the Company had cash and cash equivalents of approximately $0.9 million, compared to $2.5 million as of March 31, 2017. Working capital was $8.4 million as of December 31, 2017, compared to $13.4 million as of March 31, 2017. As of December 31, 2017, the Company had $1.2 million of bank loans due within one year.

For the nine months ended December 31, 2017, net cash used in operating activities was approximately $ 0.6 million. Net cash used in investing activities was $3.8 million. Net cash provided by financing activities was $2.8 million.

About iFresh, Inc.

iFresh Inc., headquartered in Long Island City, New York, is a leading Asian American grocery supermarket chain and online grocer. With nine retail supermarkets along the US eastern seaboard (with additional stores in Glen Cove, Miami and Connecticut opening soon), two in-house wholesale businesses strategically located in cities with a highly concentrated Asian population, and six iFresh-managed stores, iFresh aims to satisfy the increasing demands of Asian Americans (whose purchasing power has been growing rapidly) for fresh and culturally unique produce, seafood and other groceries that are not found in mainstream supermarkets. With an in-house proprietary delivery network, online sales channel and strong relations with farms that produce Chinese specialty vegetables and fruits, iFresh is able to offer fresh, high-quality specialty produce at competitive prices to a growing base of customers. For more information, please visit: http://www.ifreshmarket.com/.

Forward-Looking Statements

This announcement contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “will” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this announcement include, but are not limited to, statements regarding our disclosure concerning the Company’s operations, cash flows, financial position and dividend policy.

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150 East 58th Street, 20th Floor, New York, NY 10155

Tel: +1 (646) 801-2803 | Fax: +1 (212) 601-2791

www.dgipl.com

iFRESH INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31, 2017	March 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$902,823	$2,508,362
Accounts receivable, net	4,898,740	2,272,011
Inventories, net	11,519,616	9,796,984
Prepaid expenses and other current assets	2,439,880	981,017
Advances to related parties	9,552,534	14,852,083
Total current assets	29,313,593	30,410,457
Property and equipment, net	16,874,362	9,290,674
Intangible assets, net	1,200,002	1,300,001
Security deposits	1,232,506	912,346
Deferred income taxes	389,435	86,799
Total assets	$49,009,898	$42,000,277

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,470,850	12,364,071
Deferred revenue	139,029	206,737
Borrowings against lines of credit - current, net	1,191,224	1,144,568
Notes payable, current	143,056	262,578
Capital lease obligations - current	60,498	51,376
Accrued expenses	875,943	730,392
Taxes payable	1,395,717	1,769,398
Other payables - current	605,098	501,213
Total current liabilities	20,881,415	17,030,333
Borrowings against lines of credit & term loan - non-current, net	16,126,222	12,779,838
Notes payable - non-current	269,228	379,376
Capital lease obligations - non-current	83,410	59,907
Deferred rent	6,286,568	5,424,134
Other payables - non-current	67,800	34,800
Total liabilities	43,714,643	35,708,388

Commitments and contingencies

Shareholders’ equity
Preferred shares, $.0001 par value, 1,000,000 shares authorized; none issued.	-	-
Common stock, $0.0001 par value; 100,000,000 shares authorized, 14,220,548 and 14,103,033 shares issued and outstanding as of December 31, 2017 and March 31, 2017, respectively	1,422	1,410
Additional paid-in capital	8,602,729	9,075,025
Accumulated deficit	(3,308,896)	(2,784,546)
Total shareholders’ equity	5,295,255	6,291,889
Total liabilities and shareholders’ equity	$49,009,898	42,000,277

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150 East 58th Street, 20th Floor, New York, NY 10155

Tel: +1 (646) 801-2803 | Fax: +1 (212) 601-2791

www.dgipl.com

iFRESH INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the three months ended		For the nine months ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Net sales	$33,702,943	$32,327,248	$94,595,598	$90,874,879
Net sales-related parties	2,160,248	2,589,866	7,136,011	6,219,027
Total net sales	35,863,191	34,917,114	101,731,609	97,093,906
Cost of sales	24,696,520	23,805,176	69,164,715	66,960,139
Cost of sales-related parties	1,811,041	1,916,501	5,763,537	4,602,080
Occupancy costs	1,834,247	1,791,325	5,670,852	5,396,778
Gross profit	7,521,383	7,404,112	21,132,505	20,134,909

Selling, general and administrative expenses	7,760,568	6,485,191	22,721,595	18,841,217
Income (Loss) from operations	(239,185)	918,921	(1,589,090)	1,293,692
Interest expense, net	(214,452)	(62,260)	(590,835)	(152,551)
Other income	133,526	249,834	1,352,941	758,274
Income(Loss) before income taxes	(320,111)	1,106,495	(826,984)	1,899,415
Income tax provision (benefit)	(39,061)	497,929	(302,635)	854,743
Net income (Loss)	$(281,050)	$608,566	$(524,349)	$1,044,672

Net income (loss) per share:
Basic	$(0.02)	$0.05	$(0.04)	$0.09
Diluted	$(0.02)	$0.05	$(0.04)	$0.09
Weighted average shares outstanding:
Basic	14,219,132	12,000,000	14,167,599	12,000,000
Diluted	14,219,132	12,000,000	14,167,599	12,000,000

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150 East 58th Street, 20th Floor, New York, NY 10155

Tel: +1 (646) 801-2803 | Fax: +1 (212) 601-2791

www.dgipl.com

iFRESH INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine months Ended
	December 31, 2017	December 31, 2016
Cash flows from operating activities
Net income (loss)	$(524,349)	$1,044,672
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation expense	1,277,863	1,165,643
Amortization expense	236,874	99,999
Share based compensation	297,536	-
Deferred income taxes	(302,636)	312,360
Changes in operating assets and liabilities:
Accounts receivable	(2,626,729)	(741,643)
Inventories	(1,722,632)	(1,321,821)
Prepaid expenses and other current assets	(1,548,863)	(142,192)
Security deposits	(140,744)	159,240
Accounts payable	4,053,328	4,194,650
Deferred revenue	(67,708)	55,040
Accrued expenses	145,551	(28,263)
Taxes payable	(373,681)	(461,390)
Deferred rent	522,546	403,644
Other liabilities	136,883	635
Net cash provided by (used in) operating activities	(636,761)	4,740,574
Cash flows from investing activities
Advances to related parties	(2,127,694)	(5,820,890)
Acquisition of property and equipment	(1,664,630)	(732,329)
Cash proceeds from acquisitions	13,836	-
Net cash used in investing activities	(3,778,488)	(6,553,219)
Cash flows from financing activities
Borrowings against lines of credit	3,200,000	200,000
Borrowings against term loan	1,050,000	-
Proceeds from borrowings against term loan	-	15,000,000
Repayments on lines of credit borrowings	(993,835)	(3,791,794)
Proceeds from borrowings on notes payable	-	288,129
Repayments on notes payable	(397,335)	(175,465)
Payments on capital lease obligations	(49,120)	(38,024)
Deferred financing cost	-	(162,500)
Change in restricted cash	-	(1,030,000)
Net cash provided by financing activities	2,809,710	10,290,346
Net increase (decrease) in cash and cash equivalents	(1,605,539)	8,477,701
Cash and cash equivalents at beginning of the period	2,508,362	551,782
Cash and cash equivalents at the end of the period	$902,823	$9,029,483
Supplemental disclosure of cash flow information
Cash paid for interest	$541,134	$150,314
Cash paid for income taxes	$-	$1,316,133
Supplemental disclosure of non-cash investing and financing activities
Capital expenditures funded by capital lease obligations and notes payable	$249,411	$288,129
Stock issued for Glen Cove acquisition	$645,500	$-
Accrual of deferred financing costs	$-	$750,000

Contact:

Dragon Gate Investment Partners LLC

Tel: +1(646)-801-2803

Email: ifmk@dgipl.com

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